Exhibit 99.1

Pep Boys Amends Shareholder Rights Plan

PHILADELPHIA – August 21, 2006 - The Pep Boys - Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket retail and service chain, announced today certain revisions to its shareholder rights plan consistent with corporate governance best practices.

As part of a previously announced agreement with a group of investors led by Barington Capital Group, L.P., the Company amended the plan (1) to include a “TIDE” provision that requires a committee of independent directors to meet not less than once every three years to review the terms and conditions of the plan, including whether the termination or modification of the plan is in the best interest of the Company and its shareholders and (2) eliminate the plan’s “modified slow-hand” provision (requiring the redemption of the plan to be approved by those directors who are unrelated to a potential acquirer) and in its place permit the redemption of the plan by the full Board of Directors.

Pep Boys has 593 stores and more than 6,000 service bays in 36 states and Puerto Rico. Along with its vehicle repair and maintenance capabilities, the Company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800 -PEP-BOYS or by visiting pepboys.com.

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Contact:

Pep Boys, Philadelphia

Investor Contact: Harry Yanowitz, 215-430-9720

Media Contact: Bill Furtkevic, 215-430-9676

Internet: http://www.pepboys.com